EXHIBIT 23(d)

CONSENT OF NATIONAL ECONOMIC RESEARCH ASSOCIATES

We hereby consent to the references to our firm with respect to Georgia-Pacific Corporation’s projected liability for its asbestos-related liabilities and defense costs contained in the Registration Statement of Georgia-Pacific Corporation, File Number 333-48388, and any supplements thereto, including post-effective amendments, and to all references to us as having conducted such analysis. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

National Economic Research Associates

By:	/s/ FREDERICK C. DUNBAR
Name: Frederick C. Dunbar Title: Senior Vice President

New York, New York

November 21, 2003